EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-161844, 333-159900, 333-158632, 333-49580, 333-73147, 333-111038, 333-146346, 333-108696 and 333-185438 and Form S-3 No. 333-99429 and related Prospectus) of our reports dated June 27, 2014, with respect to the consolidated financial statements and schedule of Korn/Ferry International and the effectiveness of internal control over financial reporting of Korn/Ferry International and subsidiaries included in this Annual Report (Form 10-K) for the year ended April 30, 2014.

/s/ Ernst & Young LLP

Los Angeles, California

June 27, 2014